Exhibit 3.19

9Am

13306/P.TXT	CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF IRVIN INDUSTRIES (DEL), INC.

We, the undersigned, Stephen Gordon and William M. Wolfson, President and Secretary, respectively, of Irvin Industries (Del), Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said Corporation, hereby certify as follows:

FIRST: The Certificate of Incorporation of the Corporation shall be amended by deleting ARTICLE FIRST thereof and inserting in place thereof a new ARTICLE FIRST to read as follows:

“FIRST: The name of the corporation (herein called the “Corporation”) shall be “Irvin Industries Inc.”

SECOND: That, by unanimous written consent of the Board of Directors of the Corporation in lieu of a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth the foregoing amendment to the Certificate of Incorporation, declaring said amendment to the Certificate of Incorporation, declaring said amendment to be advisable and seeking the written consent of the directors of the Corporation to such amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware by written consent of the directors of the Corporation in lieu of a meeting.

IN WITNESS WHEREOF, we have executed this Certificate this 1st day of June, 1989.

President

ATTEST
Secretary